Exhibit 10.3

PLEDGE AND SECURITY AGREEMENT

THIS PLEDGE AND SECURITY AGREEMENT (as it may be amended or modified from time to time, the “Security Agreement”) is entered into as of September 23, 2010 by and between DDi Toronto Corp. (the “Grantor”), a corporation organized under the law of Ontario and JPMorgan Chase Bank, N.A., in its capacity as administrative agent (the “Administrative Agent”) for and on behalf of the Canadian Lender Parties.

PRELIMINARY STATEMENT

The Grantor, as Canadian Borrower, the Administrative Agent, the Loan Parties, the Canadian Lenders and certain other financial institutions party thereto are entering into a Credit Agreement dated as of the date hereof (as it may be amended or modified from time to time, the “Credit Agreement”). The Grantor is entering into this Security Agreement in order to induce the Canadian Lenders to enter into and extend credit to the Grantor under the Credit Agreement and to secure the Canadian Secured Obligations.

ACCORDINGLY, the Grantor and the Administrative Agent, on behalf of the Canadian Lenders, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1. Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2. Terms Defined in PPSA. Terms defined in the PPSA which are not otherwise defined in this Security Agreement are used herein as defined in the PPSA.

1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in the PPSA.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Assigned Contracts” means, collectively, all of the Grantor’s rights and remedies under, and all moneys and claims for money due or to become due to the Grantor under all material contracts and any and all amendments, supplements, extensions, and renewals thereof including all rights and claims of the Grantor now or hereafter existing: (a) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements; (b) for any damages arising out of or for breach or default under or in connection with any of the foregoing contracts; (c) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or (d) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

“Canadian Collection Account” shall have the meaning set forth in Section 7.1(b).

“Chattel Paper” shall have the meaning set forth in the PPSA.

“Closing Date” means the date of the Credit Agreement.

“Collateral” shall have the meaning set forth in Article II.

“Collateral Deposit Account” shall have the meaning set forth in Section 7.1(a).

“Collateral Report” means any certificate (including any Borrowing Base Certificate), report or other document delivered by the Grantor to the Administrative Agent or any Canadian Lender with respect to the Collateral pursuant to any Loan Document.

“Commercial Tort Claims” means the existing commercial tort claims of the Grantor listed in Exhibit C together with all other commercial tort claims pledged from time to time hereunder.

“Control” shall have the meaning set forth in Article 8 or, if applicable, the STA.

“Copyright Security Agreement” means each Copyright Security Agreement, in form and substance satisfactory to the Administrative Agent, executed and delivered by the Grantor and Administrative Agent.

“Copyrights” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Accounts” means all bank accounts having a depository function and domiciled in Canada.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Administrative Agent with respect to collection and control of all deposits and balances held in a deposit account maintained by any Loan Party with such banking institution.

“Documents” shall mean “documents of title” (as defined in the PPSA).

“Equipment” shall have the meaning set forth in the PPSA.

“Excluded Collateral” means all of the following: (i) Equipment; (ii) real property; (iii) leasehold improvements or (iv) any rights or interest in any contract, lease, permit, license, or license agreement covering personal property of the Grantor if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (iv) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is unenforceable under applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Administrative Agent’s security interest or lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clause (i) through (iv) shall in no way be construed to limit, impair, or otherwise affect any of Administrative Agent’s or any Canadian Lender Parties’ continuing security interests in and liens upon any rights or interests of the Grantor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license or license agreement.

“Excluded Deposit Accounts” means the collective reference to (i) Deposit Accounts of the Grantor specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the Grantor’s employees; and; (ii) solely for the period commencing on the date hereof and ending on December 31, 2010, the Deposit Account maintained at RBC Royal Bank with account number 0026492-4002689, and accounts EUR 54370144 and BGP 90798789 maintained with Barclays Bank or any affiliate, subsidiary or parent thereof; provided that the aggregate amount of funds on deposit in any such account shall not exceed the amount necessary to cover checks written against such account plus $100,000.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“General Intangibles” shall mean “intangibles” (as defined in the PPSA).

“Goods” shall have the meaning set forth in the PPSA.

“Instruments” shall have the meaning set forth in the PPSA.

“Inventory” shall have the meaning set forth in the PPSA.

“Investment Property” shall have the meaning set forth in the PPSA.

“Letter-of-Credit Rights” shall have the meaning set forth in Section 4.9 of this Security Agreement.

“Licenses” means, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

“Lock Boxes” shall have the meaning set forth in Section 7.1(a).

“Lock Box Agreements” shall have the meaning set forth in Section 7.1(a).

“Patent Security Agreement” means each Patent Security Agreement, in form and substance satisfactory to the Administrative Agent, executed and delivered by the Grantor and Administrative Agent.

“Patents” means, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“Pledged Collateral” means all Instruments, Securities and other Investment Property of the Grantor, whether or not physically delivered to the Administrative Agent pursuant to this Security Agreement.

“PPSA” means the Personal Property Security Act (Ontario), or to the extent applicable, similar legislation of any other jurisdiction, as amended from time to time, and includes the Civil Code of Quebec, where applicable.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Required Secured Parties” means (a) prior to an acceleration of the Obligations under the Credit Agreement, the Required Lenders, (b) after an acceleration of the Obligations under the Credit Agreement but prior to the date upon which the Credit Agreement has terminated by its terms and all of the obligations thereunder have been paid in full, Lenders holding in the aggregate at least a majority of the total of the Aggregate Credit Exposure, and (c) after the Credit Agreement has terminated by its terms and all of the Obligations thereunder have been paid in full (whether or not the Obligations under the Credit Agreement were ever accelerated), Lenders holding in the aggregate at least a majority of the aggregate net early termination payments and all other amounts then due and unpaid from the Grantor to the Lenders under Swap Agreements, as determined by the Administrative Agent in its reasonable discretion.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Security” has the meaning set forth in the PPSA.

“STA” means Securities Transfer Act (Ontario), or to the extent applicable, similar legislation of any other jurisdiction, as amended from time to time.

“Stock Rights” means all dividends, instruments or other distributions and any other right or property which the Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Grantor now have or hereafter acquire any right, issued by an issuer of such Equity Interest.

“Trademark Security Agreement” means each Trademark Security Agreement, in form and substance satisfactory to the Administrative Agent, executed and delivered by the Grantor and Administrative Agent.

“Trademarks” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST

The Grantor hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Canadian Lender Parties, a security interest in all of its right, title and interest in, to and under all personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favour of the Grantor (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, the Grantor, and regardless of where located (all of which will be collectively referred to as the “Collateral”), including:

(i)	all Accounts;

(ii)	all Chattel Paper;

(iii)	all Copyrights, Patents and Trademarks;

(iv)	all Documents;

(v)	all General Intangibles;

(vi)	all Goods (other than Equipment and fixtures);

(vii)	all Instruments;

(viii)	all Inventory;

(ix)	all Investment Property;

(x)	all cash or cash equivalents;

(xi)	all letters of credit, Letter-of-Credit Rights;

(xii)	all Deposit Accounts with any bank or other financial institution;

(xiii)	all Commercial Tort Claims;

(xiv)	all Assigned Contracts;

(xv)	and all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing;

to secure the prompt and complete payment and performance of the Canadian Secured Obligations. Notwithstanding anything contained in the Security Agreement to the contrary, the term “Collateral” shall not include any Excluded Collateral.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Grantor represents and warrants to the Administrative Agent and the Canadian Lenders that:

3.1. Title, Perfection and Priority. The Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto. When financing statements have been filed in the appropriate offices against the Grantor in the locations listed on Exhibit F, the Administrative Agent will have a fully perfected first priority security interest in that Collateral of the Grantor in which a security interest may be perfected by filing, subject only to Liens permitted under Section 4.1(e).

3.2. Type and Jurisdiction of Organization, Organizational and Identification Numbers. The type of entity of the Grantor, its province of organization and the organizational number issued to it by its province of organization are set forth on Exhibit A.

3.3. Principal Location. As of the date hereof, the Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), is disclosed in Exhibit A; the Grantor has no other places of business except those set forth in Exhibit A.

3.4. Collateral Locations. As of the date hereof, all of the Grantor’s locations where Collateral is located are listed on Exhibit A. All of said locations are owned by the Grantor except for locations (i) which are leased by the Grantor as lessee and designated in Part VII (b) of Exhibit A and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or processor or on consignment as designated in Part VII(c) of Exhibit A.

3.5. Deposit Accounts. As of the date hereof, all of the Grantor’s Deposit Accounts are listed on Exhibit B.

3.6. Exact Names. The Grantor’s name in which it has executed this Security Agreement is the exact name as it appears in the Grantor’s organizational documents, as amended, as filed with the Grantor’s jurisdiction of organization. The Grantor has not, during the past five years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or been a party to any acquisition.

3.7. Letter-of-Credit Rights and Chattel Paper. As of the date hereof, Exhibit C lists all Letter-of-Credit Rights and Chattel Paper of the Grantor. All action by the Grantor necessary or desirable to protect and perfect the Administrative Agent’s Lien on each item listed on Exhibit C (including the delivery of all originals and the placement of a legend on all Chattel Paper as required hereunder) has been duly taken. The Administrative Agent will have a fully perfected first priority security interest in the Collateral listed on Exhibit C, subject only to Liens permitted under Section 4.1(e).

3.8. Accounts and Chattel Paper.

(a) The names of the obligors, amounts owing, due dates and other information with respect to its Accounts and Chattel Paper are and will be correctly stated in all material respects in all records of the Grantor relating thereto and in all invoices and Collateral Reports with respect thereto furnished to the Administrative Agent by the Grantor from time to time. As of the time when each Account or each item of Chattel Paper arises, the Grantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all respects what they purport to be.

(b) With respect to its Accounts, except as specifically disclosed on the most recent Collateral Report, (i) all Accounts are Eligible Accounts; and (ii) all Accounts represent bona fide sales of Inventory or rendering of services to Account Debtors in the ordinary course of the Grantor’s business and are not evidenced by a judgment, Instrument or Chattel Paper.

(c) In addition, with respect to all of its Accounts, (i) no payments have been or shall be made thereon except payments immediately delivered to a Lock Box or a Collateral Deposit Account as required pursuant to Section 7.1; and (ii) to the Grantor’s knowledge, all Account Debtors have the capacity to contract.

3.9. Inventory. With respect to any of its Inventory scheduled or listed on the most recent Collateral Report, (a) such Inventory (other than Inventory in transit) is located at one of the Grantor’s locations set forth on Exhibit A (as such Exhibit may be updated from time to time under the terms of this Security Agreement), (b) no Inventory (other than Inventory in transit) is now, or shall at any time or times hereafter be stored at any other location except as permitted by Section 4.1(g), (c) except as specifically disclosed in the most recent Collateral Report, such Inventory is Eligible Inventory of good and merchantable quality, free from any defects, (d) such Inventory has been produced in accordance with all laws, rules, regulations and orders applicable to such production and (e) the completion of manufacture, sale or other disposition of such Inventory by the Administrative Agent following an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which the Grantor is a party or to which such property is subject.

3.10. Intellectual Property. As of the date hereof, the Grantor does not have any interest in, or title to, any registered Patent, Trademark (other than trade names) or Copyright except as set forth in Exhibit D. Each Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement is effective to create a valid and continuing Lien and, upon the filing of the appropriate financing statements in the offices listed on Exhibit F, fully perfected, first priority security interests in favour of the Administrative Agent on the Grantor’s Patents, Trademarks and Copyrights, such perfected security interests are enforceable as such as against any and all creditors of and purchasers from the Grantor; and all action necessary or desirable to protect and perfect the Administrative Agent’s Lien on the Grantor’s Patents, Trademarks or Copyrights shall have been duly taken.

3.11. Intentionally Deleted.

3.12. No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Grantor as debtor has been filed or is of record in any jurisdiction except (a) for financing statements or security agreements naming the Administrative Agent on behalf of the Canadian Lender Parties as the secured party and (b) as permitted by Section 4.1(e).

3.13. Pledged Collateral.

(a) As of the date hereof, Exhibit E sets forth a complete and accurate list of all Pledged Collateral owned by the Grantor. The Grantor is the direct, sole beneficial owner and sole holder of record of the Pledged Collateral listed on Exhibit E as being owned by it, free and clear of any Liens, except for the security interest granted to the Administrative Agent for the benefit of the Canadian Lender Parties hereunder. The Grantor further represents and warrants that (i) all Pledged Collateral owned by it constituting an Equity Interest has been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized, validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Administrative Agent representing an Equity Interest, either such certificates are Securities as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, the Grantor has so informed the Administrative Agent so that the Administrative Agent may take steps to perfect its security interest therein as a General Intangible, (iii) all such Pledged Collateral held by a securities intermediary is covered by a control agreement among the Grantor, the securities intermediary and the Administrative Agent pursuant to which the Administrative Agent has Control and (iv) all Pledged Collateral which represents Indebtedness owed to the Grantor has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer and such issuer is not in default thereunder.

(b) In addition, (i) none of the Pledged Collateral owned by it has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, (ii) there are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Collateral or which obligate the issuer of any Equity Interest included in the Pledged Collateral to issue additional Equity Interests, and (iii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by the Grantor of such Pledged Collateral pursuant to this Security Agreement or for the execution, delivery and performance of this Security Agreement by the Grantor, or for the exercise by the Administrative Agent of the voting or other rights provided for in this Security Agreement or for the remedies in respect of the Pledged Collateral pursuant to this Security Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(c) Except as set forth in Exhibit E, the Grantor owns 100% of the issued and outstanding Equity Interests which constitute Pledged Collateral owned by it and none of the Pledged Collateral which represents Indebtedness owed to the Grantor is subordinated in right of payment to other Indebtedness or subject to the terms of an indenture.

ARTICLE IV

COVENANTS

From the date of this Security Agreement, and thereafter until this Security Agreement is terminated, the Grantor agrees that:

4.1. General.

(a) Collateral Records. The Grantor will keep its books and records with respect to the Collateral owned by it in accordance with GAAP, and furnish to the Administrative Agent, with sufficient copies for each of the Canadian Lenders, such reports relating to such Collateral as the Administrative Agent shall from time to time request.

(b) Authorization to File Financing Statements; Ratification. The Grantor hereby authorizes the Administrative Agent to file, and if requested will deliver to the Administrative Agent, all financing statements and other documents and take such other actions as may from time to time be requested by the Administrative Agent in order to maintain a first perfected security interest in and, if applicable, Control of, the Collateral owned by the Grantor. Any financing statement filed by the Administrative Agent may be filed in any filing office in any PPSA jurisdiction and may (i) indicate the Grantor’s Collateral (1) as all assets of the Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of the PPSA or such jurisdiction, or (2) by any other description which reasonably approximates the description contained in this Security Agreement, and (ii) contain any other information required by the PPSA for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Grantor is an organization, the type of organization and any organization identification number issued to the Grantor. The Grantor also agrees to furnish any such information to the Administrative Agent promptly upon request. The Grantor also ratifies its authorization for the Administrative Agent to have filed in any PPSA jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(c) Further Assurances. The Grantor will, if so requested by the Administrative Agent in its Permitted Discretion, furnish to the Administrative Agent, as often as the Administrative Agent requests in its Permitted Discretion, statements and schedules further identifying and describing the Collateral owned by it and such other reports and information in connection with its Collateral as the Administrative Agent may reasonably request, all in such detail as the Administrative Agent may specify. The Grantor also agrees to take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Administrative Agent in its Collateral and the priority thereof against any Lien not expressly permitted hereunder.

(d) Disposition of Collateral. The Grantor will not sell, lease or otherwise dispose of the Collateral owned by it except for dispositions specifically permitted pursuant to Section 6.05 of the Credit Agreement.

(e) Liens. The Grantor will not create, incur, or suffer to exist any Lien on the Collateral owned by it except (i) the security interest created by this Security Agreement, and (ii) other Permitted Liens.

(f) Other Financing Statements. The Grantor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by it, except as permitted by Section 4.1(e). The Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement of Administrative Agent without the prior written consent of the Administrative Agent, subject to the Grantor’s rights under the PPSA.

(g) Locations. The Grantor will not (i) maintain any Collateral owned by it at any location other than those locations listed on Exhibit A (as updated from time to time as permitted under clause (ii) of this Section 4.1(g); (ii) otherwise change, or add to, such locations without the Administrative Agent’s prior written consent (and if the Administrative Agent gives such consent, the Grantor will concurrently therewith obtain a Collateral Access Agreement to the extent required by Section 4.13), or (iii) change its principal place of business or chief executive office from the location identified on Exhibit A, other than as permitted by Section 4.15.

(h) Compliance with Terms. The Grantor will perform and comply with all obligations in respect of the Collateral owned by it and all agreements to which it is a party or by which it is bound relating to such Collateral, to the extent the failure to do so would have a Material Adverse Effect.

4.2. Receivables.

(a) Certain Agreements on Receivables. The Grantor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence of an Event of Default, the Grantor may reduce the amount of Accounts arising from the sale of Inventory in accordance with its present policies and in the ordinary course of business.

(b) Collection of Receivables. Except as otherwise provided in clause (a) of this Section 4.2, the Grantor will collect and enforce, at the Grantor’s sole expense, all amounts due or hereafter due to the Grantor under the Receivables owned by it.

(c) Delivery of Invoices. The Grantor will deliver to the Administrative Agent immediately upon its request after the occurrence and during the continuation of an Event of Default duplicate invoices with respect to each Account owned by it bearing such language of assignment as the Administrative Agent shall specify.

(d) Disclosure of Counterclaims on Receivables. If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on any Receivable owned by the Grantor exists or (ii) if, to the knowledge of the Grantor, any dispute, setoff, claim, counterclaim or defence exists or has been asserted or threatened with respect to any such Receivable, the Grantor will disclose such fact to the Administrative Agent in writing at the time of submission to the Administrative Agent of the next Borrowing Base Certificate in accordance with the terms of the Credit Agreement. The Grantor shall send the Administrative Agent a copy of each credit memorandum in excess of $200,000 promptly after issued, and the Grantor shall promptly report each credit memo and each of the facts required to be disclosed to the Administrative Agent in accordance with this Section 4.2(d) on the Borrowing Base Certificates submitted by it.

4.3. Inventory and Equipment.

(a) Maintenance of Goods. The Grantor will do all things necessary to maintain, preserve, protect and keep its Inventory and the Equipment in good repair and working and saleable condition, except for damaged or defective goods arising in the ordinary course of the Grantor’s business and except for ordinary wear and tear in respect of the Equipment.

(b) Returned Inventory. If an Account Debtor returns any Inventory to the Grantor when no Event of Default exists, then the Grantor shall promptly determine the reason for such return and shall issue a credit memorandum to the Account Debtor in the appropriate amount. The Grantor shall promptly report to the Administrative Agent any return involving an amount in excess of $100,000. Each such report shall indicate the reasons for the returns and the locations and condition of the returned Inventory. In the event any Account Debtor returns Inventory to the Grantor when an Event of Default exists, the Grantor, upon the request of the

Administrative Agent, shall: (i) hold the returned Inventory in trust for the Administrative Agent; (ii) segregate all returned Inventory from all of its other property; (iii) dispose of the returned Inventory solely according to the Administrative Agent’s written instructions; and (iv) not issue any credits or allowances with respect thereto without the Administrative Agent’s prior written consent. All returned Inventory shall be subject to the Administrative Agent’s Liens thereon. Whenever any Inventory is returned, the related Account shall be deemed ineligible to the extent of the amount owing by the Account Debtor with respect to such returned Inventory and such returned Inventory shall not be Eligible Inventory.

(c) Inventory Count; Perpetual Inventory System. The Grantor will conduct a physical count of its Inventory at least once per fiscal year, and after and during the continuation of an Event of Default, at such other times as the Administrative Agent requests. The Grantor, at its own expense, shall deliver to the Administrative Agent the results of each physical verification, which the Grantor has made, or has caused any other Person to make on its behalf, of all or any portion of its Inventory. The Grantor will maintain a perpetual inventory reporting system at all times.

(d) Equipment. The Grantor shall promptly inform the Administrative Agent of any additions to or deletions from its Equipment which individually exceed $1,000,000.

4.4. Delivery of Instruments, Securities, Chattel Paper and Documents. The Grantor will (a) deliver to the Administrative Agent immediately upon execution of this Security Agreement the originals of all Chattel Paper, Securities and Instruments constituting Collateral owned by it (if any then exist) to the extent the aggregate value or face amount for all such Chattel Paper, Securities and Instruments for the Grantor exceeds $100,000, (b) hold in trust for the Administrative Agent upon receipt and immediately thereafter deliver to the Administrative Agent any such Chattel Paper, Securities and Instruments constituting Collateral to the extent the aggregate value or face amount for all such Chattel Paper, Securities and Instruments for the Grantor exceeds $100,000, (c) upon the Administrative Agent’s request, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and immediately deliver to the Administrative Agent) any Document evidencing or constituting Collateral to the extent the aggregate value or face amount for all such Documents for the Grantor exceeds $100,000, and (d) upon the Administrative Agent’s request, deliver to the Administrative Agent a duly executed amendment to this Security Agreement, in the form of Exhibit G hereto (the “Amendment”), pursuant to which the Grantor will pledge such additional Collateral. The Grantor hereby authorizes the Administrative Agent to attach each Amendment to this Security Agreement and agrees that all additional Collateral owned by it set forth in such Amendments shall be considered to be part of the Collateral.

4.5. Uncertificated Pledged Collateral. With respect to any Pledged Collateral owned by it, the Grantor will take any actions necessary to cause (a) the issuers of uncertificated securities which are Pledged Collateral and (b) any securities intermediary which is the holder of any such Pledged Collateral, to cause the Administrative Agent to have and retain Control over such Pledged Collateral. Without limiting the foregoing, the Grantor will, with respect to any such Pledged Collateral held with a securities intermediary, cause such securities intermediary to enter into a control agreement with the Administrative Agent, in form and substance satisfactory to the Administrative Agent, giving the Administrative Agent Control.

4.6. Pledged Collateral.

(a) Changes in Capital Structure of Issuers. Except as otherwise expressly permitted under the Credit Agreement, the Grantor will not (i) permit or suffer any issuer of an Equity Interest constituting Pledged Collateral owned by it to dissolve, merge, liquidate, retire any of its Equity Interests or other Instruments or Securities evidencing ownership, reduce its capital, sell or encumber all or substantially all of its assets (except for Permitted Liens and sales of assets permitted pursuant to Section 4.1(d)) or merge or consolidate with any other entity, or (ii) vote any such Pledged Collateral in favour of any of the foregoing.

(b) Issuance of Additional Securities. Except as otherwise expressly permitted under the Credit Agreement, the Grantor will not permit or suffer the issuer of an Equity Interest constituting Pledged

Collateral owned by it to issue additional Equity Interests, any right to receive the same or any right to receive earnings, except to the Grantor.

(c) Registration of Pledged Collateral. After the occurrence and during the continuance of an Event of Default, the Grantor will permit any registerable Pledged Collateral owned by it to be registered in the name of the Administrative Agent or its nominee at any time at the option of the Required Secured Parties.

(d) Exercise of Rights in Pledged Collateral.

(i) Without in any way limiting the foregoing and subject to clause (ii) below, the Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral owned by it for all purposes not inconsistent with this Security Agreement, the Credit Agreement or any other Loan Document; provided however, that no vote or other right shall be exercised or action taken which would have the effect of impairing the rights of the Administrative Agent in respect of such Pledged Collateral.

(ii) The Grantor will permit the Administrative Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, without notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by it, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or Investment Property constituting such Pledged Collateral as if it were the absolute owner thereof.

(iii) The Grantor shall be entitled to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Collateral owned by it to the extent not in violation of the Credit Agreement other than any of the following distributions and payments (collectively referred to as the “Excluded Payments”): (A) dividends and interest paid or payable other than in cash in respect of such Pledged Collateral, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral; (B) dividends and other distributions paid or payable in cash in respect of such Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in capital of an issuer; and (C) cash paid, payable or otherwise distributed, in respect of principal of, or in redemption of, or in exchange for, such Pledged Collateral; provided however, that until actually paid, all rights to such distributions shall remain subject to the Lien created by this Security Agreement; and

(iv) All Excluded Payments and all other distributions in respect of any of the Pledged Collateral owned by the Grantor, whenever paid or made, shall be delivered to the Administrative Agent to hold as Pledged Collateral and shall, if received by the Grantor, be received in trust for the benefit of the Administrative Agent, be segregated from the other property or funds of the Grantor, and be forthwith delivered to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

4.7. Intellectual Property.

(a) The Grantor will use its best efforts to secure all consents and approvals necessary or appropriate for the assignment to or benefit of the Administrative Agent of any License material to the conduct of its business or operations held by the Grantor and to enforce the security interests granted hereunder.

(b) The Grantor shall notify the Administrative Agent immediately if it knows or has reason to know that any material application or material registration relating to any Patent, Trademark or Copyright (now or hereafter existing) may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual

Property Office or any court) regarding the Grantor’s ownership of any material Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

(c) Within 20 days after the end of each calendar month and at such other times as may be requested by the Administrative Agent, the Grantor shall provide the Administrative Agent with a list of all applications for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office or any similar office or agency, made in the prior month, and upon request of the Administrative Agent, the Grantor shall execute and deliver any and all security agreements as the Administrative Agent may request to evidence the Administrative Agent’s first priority security interest on such Patent, Trademark or Copyright, and the General Intangibles of the Grantor relating thereto or represented thereby.

(d) The Grantor shall take all actions necessary or requested by the Administrative Agent to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of its Patents, Trademarks and Copyrights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings unless the Grantor shall determine that such Patent, Trademark or Copyright is not material to the conduct of the Grantor’s business.

(e) The Grantor shall, unless it shall reasonably determine that such Patent, Trademark or Copyright is in no way material to the conduct of its business or operations, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as the Administrative Agent shall deem appropriate under the circumstances to protect such Patent, Trademark or Copyright. In the event that the Grantor institutes suit because any of its Patents, Trademarks or Copyrights constituting Collateral is infringed upon, or misappropriated or diluted by a third party, the Grantor shall comply with Section 4.8.

4.8 Commercial Tort Claims. The Grantor shall promptly, and in any event within two Business Days after the same is acquired by it in excess of $50,000 in the aggregate in value for all such Commercial Tort Claims, notify the Administrative Agent of any Commercial Tort Claim acquired by it and, unless the Administrative Agent otherwise consents, the Grantor shall enter into an amendment to this Security Agreement, in the form of Exhibit G hereto, granting to Administrative Agent a first priority security interest in such commercial tort claim.

4.9. Letter-of-Credit Rights. If the Grantor is or becomes the beneficiary of a letter of credit, it shall promptly, and in any event within two Business Days after becoming a beneficiary, notify the Administrative Agent thereof and cause the issuer and/or confirmation bank to (i) consent to the assignment of any rights of the Grantor under such letter of credit (the “Letter of Credit Rights”) to the Administrative Agent and (ii) agree to direct all payments thereunder to a Deposit Account at the Administrative Agent or subject to a Deposit Account Control Agreement for application to the Canadian Secured Obligations, in accordance with Section 2.18 of the Credit Agreement, all in form and substance reasonably satisfactory to the Administrative Agent; provided that the Grantor shall not be required to take such actions with respect to letters of credit (or Letter-of-Credit Rights) of less than $50,000 in aggregate face amount for all such letters of credit.

4.10. Federal, Provincial or Municipal Claims. The Grantor will promptly notify the Administrative Agent of any Collateral which constitutes a claim against the Canadian government or any provincial or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, provincial or municipal law.

4.11. No Interference. The Grantor agrees that it will not interfere with any right, power and remedy of the Administrative Agent provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Administrative Agent of any one or more of such rights, powers or remedies.

4.12. Insurance. (a) All insurance policies required hereunder and under Section 5.09 of the Credit Agreement shall name the Administrative Agent (for the benefit of the Administrative Agent and the Lender Parties) as an additional insured or as loss payee, as applicable, and shall contain loss payable clauses or mortgagee clauses, through endorsements in form and substance satisfactory to the Administrative Agent, which provide that: (i) all proceeds thereunder with respect to any Collateral shall be payable to the Administrative Agent; (ii) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (iii) such policy and lender loss payable clauses may be canceled, amended, or terminated only upon at least thirty days prior written notice given to the Administrative Agent. To the extent any Lender receives any such proceeds thereunder; Lender will remit such proceeds to the Administrative Agent for application to the Canadian Secured Obligations (or return to the Grantor) in accordance with the applicable provisions of the Credit Agreement.

(b) All premiums on any such insurance shall be paid when due by the Grantor, and copies of the policies delivered to the Administrative Agent. If the Grantor fails to obtain any insurance as required by this Section, the Administrative Agent may obtain such insurance at the Borrower’s expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from the Grantor’s failure to maintain such insurance or pay any premiums therefor.

4.13. Collateral Access Agreements. Unless otherwise agreed to by the Administrative Agent in its Permitted Discretion, the Grantor shall use commercially reasonable efforts to obtain a Collateral Access Agreement, from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. With respect to such locations or warehouse space leased as of the Closing Date and thereafter, if the Administrative Agent has not received a Collateral Access Agreement as of the Effective Date (or, if later, as of the date such location is acquired or leased), the Grantor’s Eligible Inventory at that location shall be subject to such Reserves as may be established by the Administrative Agent. After the Closing Date, no real property or warehouse space shall be leased by the Grantor and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date, unless and until a satisfactory Collateral Access Agreement shall first have been obtained with respect to such location or if it has not been obtained, Borrower’s Eligible Inventory at that location shall be subject to the establishment of Reserves acceptable to the Administrative Agent. The Grantor shall timely and fully pay and perform its material obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located.

4.14. Deposit Account Control Agreements. The Grantor will provide to the Administrative Agent upon the Administrative Agent’s request, a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a deposit account of the Grantor (other than Excluded Deposit Accounts) as set forth in the Security Agreement.

4.15. Change of Name or Location; Change of Fiscal Year. The Grantor shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office, principal place of business, corporate offices, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its province of incorporation or other organization, or (e) change its province of incorporation or organization, in each case, unless the Administrative Agent shall have received at least thirty days prior written notice of such change and the Administrative Agent shall have acknowledged in writing that either (1) such change will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, or (2) any reasonable action requested by the Administrative Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favour of the Administrative

Agent, on behalf of Canadian Lenders, in any Collateral), provided that, any new location shall be in Canada. The Grantor shall not change its fiscal year which currently ends on [December 31.]

4.16 Assigned Contracts. Upon request by the Administrative Agent after the occurrence and during the continuation of an Event of Default, the Grantor will use its best efforts to secure all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Administrative Agent of any Assigned Contract held by the Grantor and to enforce the security interests granted hereunder. The Grantor shall fully perform all of its obligations under each of its Assigned Contracts, and shall enforce all of its rights and remedies thereunder, in each case, as it deems appropriate in its business judgment; provided however, that the Grantor shall not take any action or fail to take any action with respect to its Assigned Contracts which would cause the termination of an Assigned Contract. Without limiting the generality of the foregoing, the Grantor shall take all action necessary or appropriate to permit, and shall not take any action which would have any materially adverse effect upon, the full enforcement of all indemnification rights under its Assigned Contracts. The Grantor shall notify the Administrative Agent and the Canadian Lenders in writing, promptly after the Grantor becomes aware thereof, of any event or fact which could give rise to a material claim by it for indemnification under any of its Assigned Contracts, and shall diligently pursue such right and report to the Administrative Agent on all further developments with respect thereto. The Grantor shall deposit into a Deposit Account at the Administrative Agent or subject to a Deposit Account Control Agreement for application to the Canadian Secured Obligations, in accordance with Section 2.18 of the Credit Agreement, all amounts received by the Grantor as indemnification or otherwise pursuant to its Assigned Contracts. If the Grantor shall fail after the Administrative Agent’s demand to pursue diligently any right under its Assigned Contracts, or if an Event of Default then exists, the Administrative Agent may, and at the direction of the Required Secured Parties shall, directly enforce such right in its own or the Grantor’s name and may enter into such settlements or other agreements with respect thereto as the Administrative Agent or the Required Secured Parties, as applicable, shall determine. In any suit, proceeding or action brought by the Administrative Agent for the benefit of the Canadian Lender Parties under any Assigned Contract for any sum owing thereunder or to enforce any provision thereof, the Grantor shall indemnify and hold the Administrative Agent and Canadian Lenders harmless from and against all expense, loss or damage suffered by reason of any defence, setoff, counterclaims, recoupment, or reduction of liability whatsoever of the obligor thereunder arising out of a breach by the Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing from the Grantor to or in favour of such obligor or its successors. All such obligations of the Grantor shall be and remain enforceable only against the Grantor and shall not be enforceable against the Administrative Agent or the Canadian Lenders. Notwithstanding any provision hereof to the contrary, the Grantor shall at all times remain liable to observe and perform all of its duties and obligations under its Assigned Contracts, and the Administrative Agent’s or any Canadian Lender’s exercise of any of their respective rights with respect to the Collateral shall not release the Grantor from any of such duties and obligations. Neither the Administrative Agent nor any Canadian Lender shall be obligated to perform or fulfill any of the Grantor’s duties or obligations under its Assigned Contracts or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance, any payment of any amounts, or any delivery of any property.

4.17 Securities. The Grantor shall ensure that any Equity Interest which is included within the Collateral shall at no time constitute a Security and the issuer of any such Equity Interest shall at no time take any action to have such interests treated as a Security unless (i) all certificates or other documents constituting such Security have been delivered to the Administrative Agent under the PPSA, whether as a result of actions by the issuer thereof or otherwise, or (ii) the Administrative Agent has entered into a control agreement with the issuer of such Security or with a securities intermediary relating to such Security under the PPSA, whether as a result of actions by the issuer thereof or otherwise.

ARTICLE V

EVENTS OF DEFAULT AND REMEDIES

5.1. Intentionally Omitted.

5.2. Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may exercise any or all of the following rights and remedies:

(i) those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document; provided that, this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Administrative Agent and the Canadian Lenders prior to an Event of Default;

(ii) those rights and remedies available to a secured party under the PPSA (whether or not the PPSA applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement;

(iii) give notice of sole control or any other instruction under any Deposit Account Control Agreement or other control agreement with any securities intermediary and take any action therein with respect to such Collateral;

(iv) without notice (except as specifically provided in Section 8.1 or elsewhere herein), demand or advertisement of any kind to the Grantor or any other Person, enter the premises of the Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at the Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Administrative Agent may deem commercially reasonable; and

(v) concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Administrative Agent was the outright owner thereof.

(b) The Administrative Agent, on behalf of the Canadian Lenders, may comply with any applicable provincial or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(c) The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the Canadian Lender Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

(d) Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and Canadian Lender Parties), with respect to such appointment without prior notice or hearing as to such appointment.

(e) If, after the Credit Agreement has terminated by its terms and all of the Canadian Secured Obligations have been paid in full, there remain Swap Obligations of the Grantor outstanding, the Required Secured Parties may exercise the remedies provided in this Section 5.2 upon the occurrence of any event which would allow or require the termination or acceleration of any such Swap Obligations pursuant to the terms of the applicable Swap Agreement.

(f) Notwithstanding the foregoing, neither the Administrative Agent nor the Canadian Lenders shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Canadian Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Canadian Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

(g) The Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (a) above. The Grantor also acknowledges that any private sale may result in prices and other terms less favourable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Grantor or the issuer of the Pledged Collateral to register such securities for public sale under applicable securities laws, even if the applicable Grantor and the issuer would agree to do so.

5.3. Grantor’s Obligations Upon Default. Upon the request of the Administrative Agent after the occurrence and during the continuance of an Event of Default, the Grantor will:

(a) assemble and make available to the Administrative Agent the Collateral and all books and records relating thereto at any place or places specified by the Administrative Agent, whether at the Grantor’s premises or elsewhere;

(b) permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay the Grantor for such use and occupancy;

(c) prepare and file, or cause an issuer of Pledged Collateral to prepare and file, with the applicable government agency, registration statements, a prospectus and such other documentation in connection with the Pledged Collateral as the Administrative Agent may request, all in form and substance satisfactory to the Administrative Agent, and furnish to the Administrative Agent, or cause an issuer of Pledged Collateral to furnish to the Administrative Agent, any information regarding the Pledged Collateral in such detail as the Administrative Agent may specify;

(d) take, or cause an issuer of Pledged Collateral to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Administrative Agent to consummate a public sale or other disposition of the Pledged Collateral; and

(e) at its own expense, cause the independent certified public accountants then engaged by the Grantor to prepare and deliver to the Administrative Agent and each Canadian Lender, at any time, and from time to time, promptly upon the Administrative Agent’s request, the following reports with respect to the Grantor: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts.

5.4. Grant of Intellectual Property License. For the purpose of enabling the Administrative Agent to exercise the rights and remedies under this Article V at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, the Grantor hereby (a) grants to the Administrative Agent, for the benefit of the Administrative Agent and the Canadian Lender Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, license or sublicense any Intellectual Property rights now owned or hereafter acquired by the Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (b) irrevocably agrees that the Administrative Agent may sell any of the Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased the Grantor’s Inventory from the Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, may sell Inventory which bears any Trademark owned by or licensed to the Grantor and any Inventory that is covered by any Copyright owned by or licensed to the Grantor and the Administrative Agent may finish any work in process and affix any Trademark owned by or licensed to the Grantor and sell such Inventory as provided herein.

ARTICLE VI

ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY

6.1. Account Verification. The Administrative Agent may at any time, in the Administrative Agent’s own name, in the name of a nominee of the Administrative Agent, or in the name of the Grantor communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of the Grantor, parties to contracts with the Grantor and obligors in respect of Instruments of the Grantor to verify with such Persons, to the Administrative Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables.

6.2. Authorization for Secured Party to Take Certain Action.

(a) The Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of the Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (ii) upon the occurrence and during the continuation of an Event of Default, to endorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Pledged Collateral or with securities intermediaries holding Pledged Collateral as may be necessary or advisable to give the Administrative Agent Control over such Pledged Collateral, (v) to apply the proceeds of any Collateral received by the Administrative Agent to the Canadian Secured Obligations as provided in Section 7.3, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), (vii) upon the occurrence and during the continuation of an Event of Default, to contact Account Debtors for any reason, (viii) upon the occurrence and during the continuation of an Event of Default, to demand payment or enforce payment of the Receivables in the name of the Administrative Agent or the Grantor and to endorse any and all checks, drafts, and other instruments for the payment of money relating to the Receivables, (ix) upon the occurrence and during the continuation of an Event of Default, to sign the Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of the Grantor, assignments and verifications of Receivables, (x) upon the occurrence and during the continuation of an Event of Default, to exercise all of the Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (xi) upon the occurrence and during the continuation of an Event of Default, to settle, adjust, compromise, extend or renew the Receivables, (xii) upon the occurrence and during the continuation of an Event of Default, to settle, adjust or compromise any legal proceedings brought to collect Receivables, (xiii) upon the occurrence and during the continuation of an Event of Default, to prepare, file and sign the Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of the Grantor, (xiv) upon the occurrence and during the continuation of an Event of Default, to prepare, file and sign the Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, (xv) upon the occurrence and during the continuation of an Event of Default, to change the address for delivery of mail addressed to the Grantor to such address as the Administrative Agent may designate and to receive, open and dispose of all mail addressed to the Grantor, and (xvi) to do all other acts and things necessary to carry out this Security Agreement; and the Grantor agrees to reimburse the Administrative Agent on demand for any payment made or any expense incurred by the Administrative Agent in connection with any of the foregoing; provided that, this authorization shall not relieve the Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

(b) All acts of said attorney or designee are hereby ratified and approved. The powers conferred on the Administrative Agent, for the benefit of the Administrative Agent and Canadian Lender Parties, under this Section 6.2 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Canadian Lender to exercise any such powers.

6.3. Proxy. THE GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE ADMINISTRATIVE AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) WITH RESPECT TO ITS PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUATION OF AN EVENT OF DEFAULT.

6.4. Nature of Appointment; Limitation of Duty. THE APPOINTMENT OF THE ADMINISTRATIVE AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 8.14. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE ADMINISTRATIVE AGENT, NOR ANY CANADIAN LENDER, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF

COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

ARTICLE VII

COLLECTION AND APPLICATION OF COLLATERAL PROCEEDS; DEPOSIT ACCOUNTS

7.1. Collection of Receivables.

(a) On or before the Closing Date, the Grantor shall (a) execute and deliver to the Administrative Agent Deposit Account Control Agreements for each Deposit Account maintained by the Grantor (other than Excluded Deposit Accounts) into which all cash, checks or other similar payments relating to or constituting payments made in respect of Receivables (other than such amounts as are permitted to be deposited into Excluded Deposit Accounts) will be deposited (a “Collateral Deposit Account”), which Collateral Deposit Accounts are identified as such on Exhibit B, and (b) establish lock box service (the “Lock Boxes”) with the bank(s) set forth in Exhibit B, which lock boxes shall, upon notice from the Administrative Agent during any Dominion Trigger Period, be subject to irrevocable lockbox agreements in the form provided by or otherwise reasonably acceptable to the Administrative Agent and shall be accompanied by an acknowledgment by the bank where the Lock Box is located of the Lien of the Administrative Agent granted hereunder and of irrevocable instructions, upon notice from the Administrative Agent during any Dominion Trigger Period, to wire all amounts collected therein to the Canadian Collection Account (a “Lock Box Agreement”). After the Closing Date, the Grantor will comply with the terms of Section 7.2.

(b) The Grantor shall direct all of its Account Debtors to forward payments directly to Lock Boxes subject to Lock Box Agreements. Upon notice from the Administrative Agent during any Dominion Trigger Period, the Administrative Agent shall have sole access to the Lock Boxes at all times and the Grantor shall take all actions necessary to grant the Administrative Agent such sole access. At no time, after notice from the Administrative Agent during any Dominion Trigger Period, shall the Grantor remove any item from a Lock Box or from a Collateral Deposit Account without the Administrative Agent’s prior written consent. If the Grantor should refuse or neglect to notify any Account Debtor to forward payments directly to a Lock Box subject to a Lock Box Agreement after notice from the Administrative Agent, the Administrative Agent shall be entitled to make such notification directly to Account Debtor. If notwithstanding the foregoing instructions, the Grantor receives any proceeds of any Receivables, the Grantor shall receive such payments as the Administrative Agent’s trustee, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of Receivables received by it to a Collateral Deposit Account. Upon notice from the Administrative Agent during any Dominion Trigger Period, all funds deposited into any Lock Box subject to a Lock Box Agreement or a Collateral Deposit Account will be swept on a daily basis into a collection account maintained by the Grantor with the Administrative Agent (each such account, a “Canadian Collection Account”). The Administrative Agent shall hold and apply funds received into the Canadian Collection Accounts as provided by the terms of Section 7.3.

7.2. Covenant Regarding New Deposit Accounts; Lock Boxes. Before opening or replacing any Collateral Deposit Account, other Deposit Account, or establishing a new Lock Box, the Grantor shall (a) in the case of any Collateral Deposit Account or Lock Box obtain the Administrative Agent’s consent in writing to the opening of such Collateral Deposit Account or Lock Box, and (b) cause each bank or financial institution in which it seeks to open (i) a Deposit Account, (other than an Excluded Deposit Account), to enter into a Deposit Account Control Agreement with the Administrative Agent in order to give the Administrative Agent Control of such Deposit Account, or (ii) a Lock Box, to enter into a Lock Box Agreement with the Administrative Agent in order to give the Administrative Agent Control of the Lock Box. In the case of Deposit Accounts or Lock Boxes maintained with Canadian Lenders, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

7.3. Application of Proceeds; Deficiency. During any Dominion Trigger Period, all amounts deposited in the Canadian Collection Account shall be deemed received by the Administrative Agent in accordance with Section 2.18 of the Credit Agreement and shall, after having been credited to the Canadian Collection Account, be applied (and allocated) by Administrative Agent in accordance with Section 2.10(b) of the Credit Agreement. The Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Canadian Secured Obligations, including any attorneys’ fees and other expenses incurred by Administrative Agent or any Canadian Lender to collect such deficiency.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Waivers. The Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantor, addressed as set forth in Article IX, at least fifteen days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, the Grantor waives all claims, damages, and demands against the Administrative Agent or any Canadian Lender arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Administrative Agent or such Canadian Lender as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, the Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any Canadian Lender, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defences it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, the Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

8.2. Limitation on Administrative Agent’s and Canadian Lenders’ Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each Canadian Lender shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any Canadian Lender shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such Canadian Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, the Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. The Grantor acknowledges that the purpose of this Section 8.2 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.2. Without limitation upon the foregoing, nothing contained in this Section 8.2 shall be construed to grant any rights to the Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.2.

8.3. Compromises and Collection of Collateral. The Grantor and the Administrative Agent recognize that setoffs, counterclaims, defences and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, the Grantor agrees that the Administrative Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action.

8.4. Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Administrative Agent may perform or pay any obligation which the Grantor has agreed to perform or pay in this Security Agreement and has failed to so perform or pay, and the Grantor shall reimburse the Administrative Agent for any amounts paid by the Administrative Agent pursuant to this Section 8.4. The Grantor’s obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Canadian Secured Obligation payable on demand.

8.5. Specific Performance of Certain Covenants. The Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(d), 4.1(e), 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.12, 4.13, 4.14, 4.15, 4.16, 5.3, or 8.7 or in Article VII will cause irreparable injury to the Administrative Agent and the Canadian Lenders, that the Administrative Agent and Canadian Lenders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Canadian Lenders to seek and obtain specific performance of other obligations of the Grantor contained in this Security Agreement, that the covenants of the Grantor contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Grantor.

8.6. Dispositions Not Authorized. The Grantor is not authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(d) and notwithstanding any course of dealing between the Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(d)) shall be binding upon the Administrative Agent or the Canadian Lenders unless such authorization is in writing signed by the Administrative Agent with the consent or at the direction of the Required Secured Parties.

8.7. No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Administrative Agent or any Canadian Lender to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Administrative Agent with the concurrence or at the direction of the Canadian Lenders required under Section 9.02 of the Credit Agreement and then only to the extent specifically set forth in such writing. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Canadian Lenders until the Canadian Secured Obligations have been paid in full.

8.8. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.9. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Grantor for liquidation or reorganization, should the Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of the Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Canadian Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Canadian Secured Obligations, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Canadian Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantor, the Administrative Agent and the Canadian Lender Parties and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that Grantor shall not have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Administrative Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Canadian Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Administrative Agent, for the benefit of the Administrative Agent and the Canadian Lender Parties, hereunder.

8.11. Survival of Representations. All representations and warranties of the Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

8.12. Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by federal or provincial authority in respect of this Security Agreement shall be paid by the Grantor, together with interest and penalties, if any. The Grantor shall reimburse the Administrative Agent for any and all out-of-pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit (subject to the limitations contained in Section 5.11 of the Credit Agreement), analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit (subject to the limitations contained in Section 5.11 of the Credit Agreement) of the Collateral). Any and all costs and expenses incurred by the Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantor.

8.13. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.14. Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Canadian Secured Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Canadian Secured Obligations have been indefeasibly paid and performed in full (or with respect to any outstanding Letters of Credit, a cash deposit or supporting Letter of Credit has been delivered to the Administrative Agent as required by the Credit Agreement) and no commitments of the Administrative Agent or the Canadian Lenders which would give rise to any Canadian Secured Obligations are outstanding.

8.15. Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Grantor and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantor and the Administrative Agent relating to the Collateral.

8.16. CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE LAWS OF CANADA APPLICABLE THEREIN, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE PROVINCE OF ONTARIO.

8.17. CONSENT TO JURISDICTION. THE GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF COURTS OF THE PROVINCE OF ONTARIO OR OF THE FEDERAL COURTS OF CANADA THEREIN IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY CANADIAN LENDER TO BRING PROCEEDINGS AGAINST THE GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE GRANTOR AGAINST THE ADMINISTRATIVE AGENT OR ANY CANADIAN LENDER OR ANY AFFILIATE OF THE AGENT OR ANY CANADIAN LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN THE PROVINCE OF ONTARIO.

8.18. WAIVER OF JURY TRIAL. THE GRANTOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS SECURITY AGREEMENT, OTHER LOAN DOCUMENTS, THE OBLIGATIONS OF THE GRANTOR, THE COLLATERAL, OR ANY INSTRUMENT, DOCUMENT OR GUARANTEE DELIVERED PURSUANT HERETO OR TO ANY OF THE FOREGOING, OR THE VALIDITY, PROTECTION, INTERPRETATION, ADMINISTRATION, COLLECTION OR ENFORCEMENT HEREOF OR THEREOF, OR ANY OTHER CLAIM OR DISPUTE HEREUNDER OR THEREUNDER. THE GRANTOR AGREES THAT IT WILL NOT ASSERT AGAINST THE ADMINISTRATIVE AGENT ANY CLAIM FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS SECURITY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. NO OFFICER OF THE ADMINISTRATIVE AGENT HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

8.19. Indemnity. The Grantor hereby agrees to indemnify the Administrative Agent and the Canadian Lenders (each, an “Indemnified Person”), and their respective successors, assigns, agents and employees and such, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent or any Canadian Lender is a party thereto) imposed on, incurred by or asserted against the Administrative Agent or the Canadian Lenders, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Administrative Agent or the Canadian Lenders or the Grantor, and any claim for Patent, Trademark or Copyright infringement); provided that, in no event shall Grantor be required to indemnify the Indemnified Person from any liabilities, damages, penalties, suits, costs, and expenses resulting from the gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, of such Indemnified Person.

8.20. Counterparts. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart.

ARTICLE IX

NOTICES

9.1. Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent by mail, telecopier, personal delivery or nationally established overnight courier service, and shall be deemed received (a) when received, if sent by hand or overnight courier service, or mailed by certified or registered mail or (b) when sent, if sent by telecopier (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), in each case addressed to the Grantor at the notice address set forth on Exhibit A, and to the Administrative Agent and the Canadian Lenders at the addresses set forth in accordance with Section 9.01 of the Credit Agreement.

9.2. Change in Address for Notices. Each of the Grantor, the Administrative Agent and the Canadian Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

ARTICLE X

THE ADMINISTRATIVE AGENT

JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the Canadian Lenders hereunder pursuant to Article VIII of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Canadian Lenders to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article VIII. Any successor Administrative Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Grantor and the Administrative Agent have executed this Security Agreement as of the date first above written.

DDI TORONTO CORP. an Ontario Corporation:

By:	/s/ J. Michael Dodson
Name:	J. Michael Dodson
Title:	Chief Financial Officer

ADMINISTRATIVE AGENT: JPMORGAN CHASE BANK, N.A., As Administrative Agent

By:	/s/ Teresa B. Keckler
Name:	Teresa B. Keckler
Title:	Vice President